Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of January 26, 2012 (this “Agreement”), is entered into by and between Third Point Reinsurance Limited, a Bermuda corporation (the “Company”), and J. Robert Bredahl (the “Executive”).

WHEREAS, the Company has been capitalized by way of a subscription for the common shares of the Company, par value $0.10 per share (the “Common Shares,” and the closing of such capitalization, the “Closing”); and

WHEREAS, the Company desires to enlist the services and employment of the Executive on behalf of the Company as its Chief Financial Officer, and the Executive is willing to render such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment Term. Except for earlier termination as provided for in Section 5 hereof, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and provisions of this Agreement, for the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of such date (the “Employment Term”); provided that on the third anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the Employment Term shall be extended for an additional year, unless either the Executive or the Company shall have given notice at least 90 days prior to such anniversary not to extend the Employment Term.

2. Extent of Employment.

(a) Duties. During the Employment Term, the Executive shall serve as Chief Financial Officer of the Company. In his capacity as Chief Financial Officer, the Executive shall perform such senior executive duties, services, and responsibilities on behalf of the Company consistent with such position as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer of the Company. In performing such duties hereunder, the Executive shall report directly to the Chief Executive Officer.

(b) Exclusivity. During the Employment Term, except as provided in the next following sentence, the Executive shall devote his full business time, attention, and skill to the performance of such duties, services, and responsibilities, and shall use his best efforts to promote the interests of the Company, and the Executive shall not engage in any other business activity without the approval of the Board of Directors of the Company (the “Board”). Notwithstanding the preceding sentence, the Executive shall be permitted to (i) manage his personal investments and (ii) engage in such other activities as are permitted by the Board from time to time, in the case of each of (i) and (ii), so long as such activities neither (x) interfere with the performance of his duties hereunder nor (y) violate Section 7 hereof.

(c) Place of Employment. During the Employment Term, the Executive shall perform his services hereunder in, and shall be headquartered at, the principal offices of the Company in Bermuda, except for business travel related to business and activities of the Company.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Term, in full consideration of the performance by the Executive of the Executive’s obligations hereunder (including any services as an officer, director, employee, or member of any committee of any affiliate of the Company, or otherwise on behalf of the Company), the Executive shall receive from the Company a base salary (the “Base Salary”) at an annual rate of $750,000 per year, payable in accordance with the normal payroll practices of the Company then in effect.

(b) March Bonus. The Executive will receive a one-time cash bonus equal to $1,000,000 which shall be paid to the Executive on March 31, 2012; provided that as of the date of such payment the Executive has not resigned (except for Good Reason) or given notice of such intention to resign.

(c) Annual Bonus. During the Employment Term, the Executive shall also be eligible to receive, in respect of each calendar year during which the Employment Term is in effect, a performance-based cash bonus (the “Annual Bonus”) based on achievement of such individual and corporate performance goals as may be established with respect to each calendar year by the Board, and subject to (x) the Executive’s continuous employment with the Company through the last day of the calendar year for which the Annual Bonus is earned, and (y) such other terms and conditions established by the Board pursuant to its annual bonus programs as adopted from time to time; provided, however, that the Annual Bonus shall equal a minimum of 50% of Base Salary, at “target performance,” the Annual Bonus shall equal 150% of Base Salary, and at “maximum performance,” the Annual Bonus shall equal 300% of Base Salary. Any Annual Bonus shall be paid in cash in a lump sum after the end of the calendar year for which the Annual Bonus is earned and no later than March 15th following such calendar year,

(d) Equity Compensation. The Executive shall be granted the following equity-based compensation:

(i)	Restricted Stock.

(A)	Award. On the Effective Date, the Company shall award the Executive Common Shares of the Company as follows: (1) 347,500 shares of Common Stock (the “First Award”) and (2) 220,000 shares of Common Stock (the “Second Award”), in each case, subject to the terms set forth in the Restricted Stock Agreement entered into between the Company and the Executive on the date hereof (the “Restricted Stock Agreement”).

(B)	Vesting. The First Award shall vest, subject to the Executive’s continued employment with the Company on the third anniversary of the date of grant. The Second Award shall vest, subject to the Executive’s continued employment with the Company on the fifth anniversary of the date of grant. The First Award and Second Award shall vest immediately upon the Executive’s death, termination of employment by the Company by reason of Disability or other than for Cause, or termination of employment by Executive for Good Reason, or a Change in Control (as defined in the Restricted Stock Agreement).

(C)	Terms and Conditions. The terms and conditions of the First Award and the Second Award shall be set forth in the Restricted Stock Agreement.

(ii)	Options.

(A)	Award. On the Effective Date, the Company shall grant the Executive a number of nonqualified share options to purchase Common Shares under the Third Point Reinsurance Limited Share Incentive Plan (the “Management Equity Plan”) equal to the 1.9% of the number of Common Shares reserved for issuance under the Management Equity Plan as of the Closing (the “Options”).

(B)	Vesting. The Options shall vest, subject to the Executive’s continued employment with the Company and such other conditions as shall be set forth in a separate Option Agreement to be entered into between the Company and the Executive (the “Option Agreement”), in five equal annual installments at a rate of one-fifth per year on each of the first five anniversaries of the date of grant.

(C)	Exercise Price. The Options awarded to the Executive at the Effective Date shall have exercise prices as follows:

% of Options Awarded	Exercise Price
60%	Closing Date Value
20%	Closing Date Value x 1.6
20%	Closing Date Value x 2.0

(D)	Terms and Conditions. The terms and conditions of the Options (including, but not limited to, the vesting conditions) shall be set forth in the Option Agreement and shall be subject to the terms and provisions of the Management Equity Plan.

(e) Benefits. During the Employment Term, the Executive shall be entitled to participate in employee benefit plans, policies, programs, and arrangements as may be amended from time to time, on the same terms as similarly situated executives of the Company to the extent the Executive meets the eligibility requirements for any such plan, policy, program, or arrangement.

(f) Perquisites.

(i) Air Travel. During the Employment Term and while the Executive’s principal place of employment is Bermuda, the Executive shall be entitled to private air travel to and from Bermuda when traveling with the Chief Executive Officer; otherwise, Executive shall be entitled to business-class air travel to and from Bermuda. The Company shall reimburse the Executive for any income taxes incurred by the Executive as a result of the entitlement to private air travel pursuant to this Section 3(f)(i) (including taxes imposed on the reimbursement payment itself). Any such reimbursement payments shall be made no later than twelve (12) months following the end of the fiscal year in which the related expense is incurred.

(ii) Housing. During the Employment Term and while the Executive’s principal place of employment is Bermuda, the Executive shall be entitled to a housing allowance in an amount equal to $6,000 per month. The Company shall reimburse the Executive for any income taxes incurred by the Executive as a result of any payment from the Company pursuant to this Section 3(f)(ii) (including taxes imposed on the reimbursement payment itself). Any such reimbursement payments shall be made no later than twelve (12) months following the end of the fiscal year in which the related expense is incurred.

(iii) Vacation. During the Employment Term, the Executive shall be entitled to receive 4 weeks of paid vacation per year to be used and accrued in accordance with the Company’s policies as may be established from time to time.

(g) Expense Reimbursement. The Company shall reimburse the Executive for reasonable and documented business expenses incurred by the Executive during the Employment Term in accordance with the Company’s expense reimbursement policies then in effect.

4. Withholding. Except as otherwise set forth in Section 3(f)(i) or 3(f)(ii), the

Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding.

5. Termination.

(a) Events of Termination. The Executive’s employment with the Company and the Employment Term shall terminate upon the expiration of the Employment Term or upon the earlier occurrence of any of the following events (the date of termination, the “Termination Date”):

(i) The termination of employment by reason of the Executive’s death.

(ii) The termination of employment by the Company for Cause.

(iii) The termination of employment by the Company for Disability.

(iv) The termination of employment by the Company other than for Cause or Disability.

(v) The termination of employment by the Executive for Good Reason.

(vi) The termination of employment by the Executive other than for Good Reason.

(b) Certain Definitions. For purposes of this Agreement:

(i) “Disability” shall mean: (A) the Executive’s disability as determined under the long-term disability plan of the Company as in effect from time to time; or (B) if no such plan is in effect, the inability of the Executive to perform his duties, services, and responsibilities hereunder by reason of a physical or mental infirmity, as reasonably determined by the Board, for a total of 180 days in any twelve-month period during the Employment Term.

(ii) “Cause” shall mean: (A) the willful failure of the Executive substantially to perform his duties or his negligent performance of such duties (other than any such failure due to the Executive’s physical or mental illness) that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates; (B) the Executive having engaged in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates; (C) a willful and material violation by the Executive of a Company policy that has caused or is reasonably expected to cause a material injury to the Company or any of its affiliates; (D) the willful and material breach by the Executive of any of his obligations under this Agreement; (E) failure by the Executive to timely comply with a lawful and reasonable direction or instruction given to him by the Board; or (F) Executive having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (or comparable crime in any jurisdiction that uses a different nomenclature); provided that in the case of clauses (A)-(E), the Company shall have given the Executive 20 days’ prior written notice of such action and, if such action is capable of being cured, the Executive shall not have cured such action to the reasonable satisfaction of the Company within such 20 day period.

(iii) “Good Reason” shall mean: (A) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties set forth in this Agreement or any requirement that Executive report directly to any person other than the Chief Executive Officer; (B) a reduction in the rate of the Executive’s Base Salary (other than pursuant to a generally applicable reduction in salaries of senior executive officers); or (C) a material breach by the Company of this Agreement; provided that the Executive shall have given the Company written notice specifying in reasonable detail the circumstances claimed to constitute Good Reason within 30 days following the occurrence, without the Executive’s consent, of any of the events in clauses (A)-(C), and the Company shall not have cured the circumstances set forth in the Executive’s notice of termination within 20 days of receipt of such notice.

(c) Cooperation. In the event of termination of the Executive’s employment for any reason (other than death), the Executive agrees to cooperate with the Company and to be reasonably available to the Company for a reasonable period of time thereafter with respect to matters arising out of the Executive’s employment hereunder or any other relationship with the Company, whether such matters are business-related, legal, or otherwise. The Company shall reimburse the Executive for all expenses reasonably incurred by the Executive during such period in connection with such cooperation with the Company. Any such cooperation shall take into account any responsibilities to which the Executive is subject to a subsequent employer or otherwise.

(d) Resignation from All Positions. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from any boards of, or other positions with, the Company (except that such deemed resignation shall not be construed to reduce the Executive’s economic entitlements under this Agreement arising by reason of such termination).

6. Termination Payments. The Executive shall be entitled to certain payments from the Company upon termination of his employment as follows:

(a) Termination for Any Reason. In the event that the Executive’s employment is terminated for any reason, the Executive shall be entitled to receive: (i) any accrued and unpaid Base Salary as of the Termination Date; (ii) all accrued and unpaid benefits under any benefit plans, policies, programs, or arrangements in which the Executive participated as of the Termination Date in accordance with the applicable terms and conditions of such plans, policies, programs, or arrangements; and (iii) an amount equal to such reasonable and necessary business expenses incurred by the Executive in connection with the Executive’s employment on behalf of the Company on or prior to the Termination Date but not previously paid to the Executive (the “Accrued Compensation”).

(b) Termination for Death or Disability. In the event that the Executive’s employment is terminated pursuant to Section 5(a)(i) or 5(a)(iii) hereof, the Executive shall be entitled to receive: (i) the Accrued Compensation; and (ii) a pro rata Annual Bonus, determined as the product of (x) the Annual Bonus to which the Executive would have been entitled under Section 3(b) hereof had he remained employed through the end of the calendar year in which the Termination Date occurs (such amount, not to be less than 12 months of the Executive’s Base Salary), multiplied by (y) a fraction, the numerator of which is the total number of days the Executive is employed by the Company in the calendar year in which the Termination Date occurs, and the denominator of which is 365 (the “Pro Rata Bonus”). Any Pro Rata Bonus shall be paid in cash in a lump sum after the end of the calendar year in which the Termination Date occurs and no later than March 15th following such calendar year.

(c) Termination without Cause or for Good Reason. In the event that the Executive’s employment is terminated pursuant to Section 5(a)(iv) or 5(a)(v) hereof, the Executive shall be entitled to receive: (i) the Accrued Compensation; (ii) the Pro Rata Bonus, payable in cash in a lump sum after the end of the calendar year in which the Termination Date occurs and no later than March 15th following such calendar year; (iii) severance pay equal to 18 months of Base Salary at the rate in effect on the Termination Date, payable as provided in the next following sentence; and (iv) 18 months of continued medical and life insurance benefits at the same premium rate that active employees pay for such coverage, with such life insurance benefits payable as provided in the last sentence of this Section 6(c). The severance pay contemplated by clause (iii) of the immediately preceding sentence shall be paid as follows: (x) an amount equal to one year of Base Salary shall be paid in twelve (12) monthly installments over the twelve (12) months following the Termination Date (and subject to Section 6(d), the first of such installments shall be paid on the 30th day following the Termination Date); and (y) an amount equal to the remaining six (6) months of Base Salary shall be paid in the fiscal year following the fiscal year in which the Termination Date occurs on dates selected by the Company but not less frequently than in monthly installments over the six (6) months following the first anniversary of the Termination Date. The life insurance premium contributions contemplated by clause (iv) of this Section 6(c) shall be paid as follows: (x) any premium contributions required to be made during the twelve (12) months following the Termination Date shall be paid upon such required contribution payment dates; and (y) an amount equal to the sum of the remaining life insurance premium contributions not paid pursuant to clause (x) shall be paid in the fiscal year following the fiscal year in which the Termination Date occurs on dates selected by the Company but not later than the regularly scheduled contribution payment dates.

(d) Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no severance pay shall become payable under this Agreement unless and until the Executive executes a general release of claims in form and manner reasonably satisfactory to the Company, including where relevant a release of any statutory claims, and such release has become irrevocable within 30 days following the Termination Date;

provided that the Executive shall not be required to release any indemnification rights. The payments to be provided to the Executive pursuant to this Section 6 upon termination of the Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation that shall be due to the Executive upon a termination of employment, and shall be in lieu of any other such payments under any plan, program, policy, or other arrangement that has heretofore been or shall hereafter be established by the Company.

7. Executive Covenants.

(a) Confidentiality. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company, including but not limited to, technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company, and other forms of information considered by the Company reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the Employment Term and thereafter, the Executive will not, other than on behalf of the Company, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided that disclosure may be made to the extent required by law, regulation, or order of a regulatory body, in each case so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Employment Term, the Executive will promptly supply to the Company (i) all property of the Company and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, or any other tangible product or document containing Confidential Information produced by, received by, or otherwise submitted to the Executive during or prior to the Employment Term. Any material breach of the terms of this paragraph shall be considered Cause.

(b) Noncompetition. By and in consideration of the Company entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive agrees that the Executive will not, during the Noncompetition Term (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 7(b). Following termination of the Employment Term, upon request of the Company during the Noncompetition Term, the Executive shall notify the Company of the Executive’s then-current employment status. Any material breach of the terms of this paragraph shall be considered Cause.

(c) Nonsolicitation. During the Noncompetition Term, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company with any Restricted Person (as defined below), or (ii) endeavor to entice any Restricted Person away from the Company.

(d) Nondisparagement. During the Employment Term and thereafter, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding the Company or its affiliates, directors, officers, or employees, and the Company shall not, and shall use its best efforts to ensure that its directors and officers do not, make or publish any disparaging statements (whether written or oral) regarding the Executive or any member of his immediate family.

(e) Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements, and patentable or copyrightable works initiated, conceived, or made by the Executive, either alone or in conjunction with others, during the Employment Term and related to the business or activities of the Company to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments, or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents, or copyrights of the United States or any foreign country or otherwise protect the interests of the Company therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements, or copyrightable works initiated, conceived, or made by the Executive during the Employment Term.

(f) Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach by the Executive and any and all persons or entities acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 7 are reasonable and necessary to protect the business of the Company because of the Executive’s access to Confidential Information and his material participation in the operation of such business. Should a court, arbitrator, or other similar authority determine, however, that any provisions of the covenants contained in this Section 7 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7.

(g) Certain Definitions. For purposes of this Agreement:

(i) The “Noncompetition Term” shall mean the period beginning on the date of this Agreement and ending 18 months following the Termination Date.

(ii) “Restricted Enterprise” shall mean (x) on any date during the Employment Term, any person, corporation, partnership, or other entity that is engaged in specialty insurance or reinsurance business or that otherwise competes, directly or indirectly, in the Territory with any material business activity engaged in by the Company on such date, and (y) on and after the Termination Date, any person, corporation, partnership, or other entity that otherwise competes, directly or indirectly, in the Territory with any material business activity engaged in by the Company as of the Termination Date; provided that a Restricted Enterprise shall not be deemed to include an investment bank, bank, or other entity primarily engaged in the reinsurance brokerage business.

(iii) “Restricted Person” shall mean any person who at any time during the Employment Term was an employee or customer of the Company, or otherwise had a material business relationship with the Company.

(iv) The “Territory” shall mean, as of any date, (x) the geographic markets in which the business of the Company is then being conducted by the Company and (y) any other geographic market as to which the Company has, during the 12 months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the Company.

8. Executive’s Representations. The Executive represents to the Company that the Executive has received no communication from his former employer that entering into this Agreement or providing services to the Company would violate any agreement with his former employer. The Executive further represents that he has provided the Company with true, correct and complete copies of all documentation with his former employer in place as of the date of this Agreement containing restrictive covenants of any type regarding the Executive’s future employment.

9. Directors & Officers Insurance. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as determined by the Board), and the Executive shall be covered under such insurance to the same extent as other directors and officers of the Company. The Executive shall continue to be covered by such insurance for six years following the Executive’s termination of employment for any reason.

10. Indemnification by Company. The Company shall indemnify the Executive with respect to any claims or lawsuits by Executive’s former employer that his activities for the Company breach his former employment contract or his fiduciary duties to his former employer other than a willful breach of an obligation to preserve the former employer’s confidential information provided, however, that the Company shall not be obligated to so indemnify the Executive to the extent the claim or lawsuit is based on the facts and circumstances that would render any of the Executive’s representations set forth in Section 8 hereof untrue in any respect.

11. No Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

12. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested, or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other party):

If to the Executive:	To the Executive at the address most recently contained in the Company’s records.

If to the Company:	Third Point Reinsurance Limited [to come]

13. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger), and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

14. Entire Agreement. This Agreement (together with the Restricted Stock Agreement and the Option Agreement) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

15. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

16. Governing Law; Consent to Jurisdiction and Wavier of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal and state courts of New York State located in New York County in respect of the interpretation and enforcement of the provisions of this Agreement. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such action, suit, or proceeding and agrees that the mailing of process or other papers in connection with any such action, suit, or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 16.

17. Modifications and Waivers. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

18. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

19. Applicability of Section 280G of the Code.

(a) Waiver. In the event that any payment or benefit arising out of or in connection with a change of ownership or effective control of the Company or a substantial portion of its assets within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code,” and such change, a “280G Change in Control”) that is made or provided, or to be made or provided, by the Company (or any successor thereto or affiliate thereof) to the Executive, whether pursuant to the terms of this Agreement or any other plan, agreement, or arrangement (any such payment or benefit, a “Parachute Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, the Executive may elect to waive his right to receive all or a portion of any such Parachute Payments to the extent necessary to avoid the imposition of the excise tax under Section 4999 of the Code.

(b) Shareholder Approval. If (i) immediately prior to a 280G Change in Control, the Company is a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, and (ii) the Executive elects to provide the waiver contemplated by Section 18(a), the Company shall use its reasonable efforts to cause any Parachute Payments arising out of or in connection with such 280G Change in Control to which the Executive is or may become entitled to be submitted for shareholder approval in accordance with Section 280G(b)(5)(B) and Treas. Reg. Section 1.280G-1, Q&A-7.

20. Applicability of Section 409A and Section 457A of the Code.

(a) Generally. This Agreement is intended to comply with Sections 409A and 457A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A” and “Section 457A,” respectively). Notwithstanding anything to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted, and construed in a manner consistent with Section 409A and Section 457A. If any provision of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company.

(b) Reimbursements. To the extent that any reimbursement, fringe benefit, or other, similar plan or arrangement in which the Executive participates during the Employment Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

(c) Termination Payments. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s “termination of employment” (and corollary terms) from the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) from the Company. Notwithstanding anything to the contrary contained herein, if the Executive is a “specified employee” within the meaning of Section 409A, and if any or all of the payments or the continued provision of any benefits under Section 6 or any other provision of this Agreement are subject to Section 409A and payable upon a separation from service, then such payments or benefits that the Executive would otherwise be entitled to receive during the first six months after termination of employment shall be accumulated and paid or provided on the first business day after the six-month anniversary of termination of employment (or within 30 days following the Executive’s death, if earlier) in a single lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

THIRD POINT REINSURANCE LIMITED

By:	/s/ John R. Berger

	Name:	John R. Berger
	Title:	Chairman & Chief Executive Officer

EXECUTIVE

/s/ J. Robert Bredahl

J. Robert Bredahl

Exhibit A

Effect of Termination of Employment on Options

This Exhibit A sets forth the effect of termination of employment on the vesting and exercisability of Options and is for descriptive purposes only. The terms and conditions of the Options shall be set forth in a separate Option Agreement to be entered into between the Company and the Executive and shall be subject to the terms and provisions of the Management Equity Plan. To the extent that anything in this Exhibit A conflicts with the provisions of the Management Equity Plan or any applicable Option Agreement thereunder, the provisions of the Management Equity Plan or such Option Agreement shall control.

Type of Termination	Vesting	Exercisability	Company/Principal Investor Repurchase Right
Termination for Cause	Any unvested Options forfeited	3 months to exercise vested Options	Company (and if not the Company, the principal investors) may repurchase all or any portion of the Common Shares acquired upon the exercise of Options at the lower of cost and fair market value
Death or Disability	The portion of unvested Options that would vest at the next vesting date will become immediately vested Any remaining unvested Options forfeited	12 months to exercise vested Options	No repurchase right
Termination without Cause	12 months additional vesting on unvested Options Any remaining unvested Options forfeited	12 months to exercise vested Options	No repurchase right

Resignation with Good Reason	12 months additional vesting on unvested Options Any remaining unvested Options forfeited	12 months to exercise vested Options	No repurchase right
Voluntary Resignation	Any unvested Options forfeited	3 months to exercise vested Options	Company (and if not the Company, the principal investors) may repurchase all or a portion of the Common Shares acquired upon the exercise of Options at fair market value